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                                                                   EXHIBIT 10.18


                                                                 [QUALMARK LOGO]

                                                          1329 West 121st Avenue
                                                          Denver, CO 80234 USA
                                                          Ph: 303-254-8800
                                                          Fax: 303-254-4372

July 17, 2000

Dear Charlie:

On behalf of the Board of Directors and the shareholders of Qualmark Corporation, I am pleased to offer you the position of President and Chief Executive Officer of Qualmark Corporation. You will assume this position in our Denver office. This letter will serve to confirm our understanding of your acceptance of this position.

Your responsibilities will be those outlined in the job description and described to you during your discussion with Board Members.

Terms of this offer are as follows:

o    You will be compensated with a monthly salary in the amount of $15,833.00.
o You will receive an annual bonus equal to 40% of base salary to be awarded based upon the achievement of mutually agreed upon objectives. A pro-rated schedule and objectives will be developed for the remainder of the year 2000.
o    You will receive an automobile allowance of $500.00 per month.
o You will receive 100,000 non qualified stock options to be valued at the closing price for Qualmark stock on the date of your signed letter of acceptance. The vesting schedule for the options shall be one-third per year for a three year period.
o You will be given a relocation package if you decide to move to the Denver Area within two years from the signing of this document.
o In the event of a sale of the company or a change of control all outstanding options shall immediately vest, and should termination or employment result from such sale or change of control, Mr. Johnson shall receive twelve months basic salary and medical benefits for that period.

As an employee of Qualmark, you will be provided with a copy of the Qualmark Employee Manual and insurance booklets which outline our personnel policies and benefits program. Attached is a brief listing of our benefit program.

Your employment with Qualmark is "at will" in that it can be terminated with or without cause, and with or without notice, at any time, at the option of either Qualmark or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with Qualmark.


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As you are aware, time is critically important as we are approaching an exciting threshold with the development of our new product offerings and we would like to have our new Chief Executive Officer participate in the product introduction planning and rollout. Therefore, I am asking for your timely consideration of this offer and I would appreciate your response by Wednesday, July 19, 2000. Please provide me with a list of references. Our intent is to complete reference checks and to have an agreement signed by Friday, July 21st, 2000 and we invite you as our new CEO to attend our Board meeting on Friday, July 21st, 2000 starting at 8:30 AM at the company offices.

Charlie, if you agree with and accept the terms of this offer of employment and the Confidentiality and Non-compete Agreement, please sign both and return this letter to our office. Your first day of employment will be August 7, 2000. We are confident your employment with Qualmark will prove mutually beneficial, and we look forward to having you join us.

Very truly yours,

/s/ Bill Sanko                             Date     5/17/2000
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Bill Sanko, Board of Directors


Accepted by: /s/ Charles D. Johnston              Date     7/27/2000
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